Exhibit 99.1

News Release

Jagged Peak Energy Inc. Announces Fourth Quarter and Full Year 2017
Financial and Operating Results and 2018 Capital Budget and Guidance

DENVER, Colorado, March 22, 2018 – Jagged Peak Energy Inc. (NYSE: JAG) (“Jagged Peak” or the “Company”) today announced financial and operating results for the fourth quarter and full year ended December 31, 2017 and its 2018 capital budget as well as associated production and cost guidance. The financial and operating results discussed in this news release include the results for Jagged Peak Energy LLC (the “Predecessor”) which became a wholly owned subsidiary of Jagged Peak Energy Inc. as the result of transactions associated with the Company’s initial public offering (“IPO”) in January 2017.

Fourth Quarter and Full Year 2017 Highlights

•
Production volumes were 24,037 Boe/d (80% oil) for the fourth quarter, an increase of 273% compared to the fourth quarter of 2016 and an increase of 25% compared to the third quarter of 2017. For the full year, Jagged Peak produced 16,974 Boe/d (80% oil), an increase of over 200% compared to 2016 production.

•
Total proved oil and gas reserves as of December 31, 2017 were 82.4 MMBoe (79% oil), an increase of 118% compared to proved reserves at the end of 2016. This increase in reserves resulted in a reserve replacement ratio of over 800% in 2017.

•
Net income for the fourth quarter was $12.8 million, or $0.06 per diluted common share. Eliminating certain non-cash and non-recurring items such as equity-based compensation and income tax expense directly related to the IPO, non-cash mark-to-market gains or losses on derivatives, impairment expense and a one-time gain related to the recent federal tax reform legislation, adjusted net income (a non-GAAP measure)(1) was $20.2 million, or $0.09 per diluted common share. Full year net loss was $451.9 million, or $(0.36) per common share. Adjusted net income for the full year was $55.9 million, or $0.26 per diluted common share.

•
Fourth quarter adjusted EBITDAX (a non-GAAP measure)(1) was $78.3 million, with an adjusted EBITDAX margin (a non-GAAP measure)(1) of $35.43 per Boe. Full year adjusted EBITDAX was $203.3 million, representing an adjusted EBITDAX margin (a non-GAAP measure)(1) of $32.81 per Boe.

•
Capital expenditures for drilling and completion activities in the fourth quarter were $168.5 million. For the full year, the Company spent $567.6 million on drilling and completion activities. Capital expenditures for infrastructure totaled $8.1 million during the quarter and $29.9 million for the full year. Additionally, $69.1 million was spent throughout 2017 to add approximately 9,200 net acres to the Company's leasehold position.

•
The Company spud 14 gross operated horizontal wells and completed and brought online 14 gross operated horizontal wells during the fourth quarter 2017. The Company spud 54 gross operated horizontal wells and completed and brought online 46 gross operated horizontal wells during 2017.

•	As of December 31, 2017, total leasehold position was approximately 75,200 net acres, with approximately 2,090 future well locations identified across the Company's leasehold.

2018 Capital Budget and Guidance Highlights

•
Jagged Peak's 2018 activity level seeks to balance the optimal long-term development of its assets while continuing to grow production and cash flow and maintaining a strong balance sheet. The Company will manage its 2018 activity in coordination with acquiring and interpreting 3D seismic and other technical data across its acreage position. This data should allow wells to be drilled with a greater percent of lateral in zone, leading to more efficient use of capital through likely improved well performance.

•
The Company expects to spud 40 to 45 gross operated wells and complete and bring online 42 to 46 gross operated wells. The drilling and completion capital expenditure program will range between $540 million to $590 million. Additionally, $20 million to $25 million has been budgeted for water sourcing and disposal infrastructure that will support Jagged Peak's development program and top-tier operating margin.

(1) Adjusted net income (loss), adjusted EBITDAX and adjusted EBITDAX margin are non-GAAP measures. Please reference the reconciliations to the most directly comparable GAAP measures at the end of this release.

•
Total net production in 2018 is forecast to average 28,000 to 31,000 Boe/d, representing growth of more than 70% at the mid-point compared to 2017 production. Net oil production will represent 77% to 81% of total net production.

•	First quarter 2018 production is expected to range from 27,000 to 27,300 Boe/d, an increase of more than 10% at the mid-point compared to fourth quarter 2017 production.

Commenting on 2017 results, Joe Jaggers, Chairman, Chief Executive Officer and President of Jagged Peak said, “2017 was a transformative year for Jagged Peak. We completed our IPO and, through the use of these proceeds, more than quadrupled our activity level based on the number of wells we brought online and more than tripled our total production. We accomplished all of this while maintaining a peer leading adjusted EBITDAX margin and LOE rate, replacing more than 800% of the reserves that we produced and increasing our drilling inventory by over 55% to approximately 2,090 future locations. I am very proud of the Jagged Peak team for the accomplishments from their hard work in 2017. During the fourth quarter, we managed our activity level to make certain operating improvements and to ensure efficient capital investments, which deferred our production growth profile. Following those operational improvements, we are currently deploying five rigs and four completion fleets. As I look towards the future, I know that our incoming President and Chief Executive Officer, Jim Kleckner, will do an outstanding job of taking Jagged Peak to the next level in terms of operating performance and capital efficiency.”

Regarding Jagged Peak’s 2018 plan, Jim Kleckner, incoming President and Chief Executive Officer commented, “Joe and the Jagged Peak team have done a fantastic job of putting together a world-class asset. Our focus on capital discipline is paramount at Jagged Peak and was instrumental in the 2018 planning process. Our activity level in 2018 will provide the organization with the necessary time to complete the acquisition and interpretation of 3D seismic and other technical data. By completing the interpretation of this data, we will more efficiently deploy capital across our portfolio. In 2018, we expect to spud 40 to 45 gross operated wells and bring 42 to 46 gross operated wells online. We forecast this capital program to increase production by more than 70% over 2017 production. The majority of our activity will be focused in the lower Wolfcamp A formation in Cochise and Whiskey River as our data collection and analysis efforts are further along in these project areas. We forecast this activity level to result in production of 28,000 to 31,000 Boe/d. We are planning for a $50 oil price environment combined with assumed cost inflation of 10% to 15% over 2017. We are confident that this activity level properly balances the long-term development of our assets with a focus on generating attractive corporate-level returns, while maintaining a strong balance sheet with a conservative leverage profile.”

Operating Update

The Company spud 14 gross operated horizontal wells and completed 14 gross operated horizontal wells during the fourth quarter. From the beginning of the year through March 21, the Company has brought online 11 gross operated horizontal wells and is in the process of completing six additional gross operated horizontal wells.

The Company has licensed state-of-the-art, high-quality 3D seismic covering the Cochise project area. Initial results have successfully identified high quality shale targets and assisted in geosteering laterals. The Company is participating in a 3D seismic survey over its Whiskey River project area. The acquisition phase was completed during March 2018 and interpreted data is anticipated to be completed by mid-year. Further, seismic permitting work is nearing completion in the Big Tex project area with data acquisition planned to commence in the second quarter of 2018. The Company continues to add to its understanding of the reservoir system by collecting additional core, reservoir fluid data and pressure data in order to validate the petrophysical model. Together, these efforts are leading to an integrated understanding of optimal reservoir development that will lead to more efficient use of capital.

Additionally, the Company's fourth quarter 2017 lease operating expense (“LOE”) of $3.25 per Boe and full year LOE of $2.88 per Boe remain peer leading. This top-tier LOE rate is driven by the Company's water infrastructure, which provides for cost-efficient water transportation and disposal.

Notable recent individual well and downspacing test results include the following:

•
The State Whiskey River 4A-8 1H, a lower Wolfcamp A well on the eastern side of the Whiskey River project area, is proving the exceptional rock qualities on the eastern side of the Company's acreage position. This well achieved an IP24 of 226 Boe/d / 1,000' and an IP30 of 203 Boe/d / 1,000'. The well is still producing over 1,400 Boe/d after 100 days online.

•
The Company is currently producing from a 3-well downspacing test in its Cochise project area. The 3-well pad is a test of 660' horizontal spacing within the same lower Wolfcamp A landing zone. These wells began production in late November and have produced a combined 288,850 Boe over their first 115 days online, which is above the Company's Wolfcamp A type curve.

•
The Company has drilled two wells on 660' spacing targeting the 3rd Bone Spring in the Whiskey River project area. These wells, the Whiskey River 7374A-34 1H and 7374B-34 1H, are showing strong performance over their first three months online. The 7374A-34 1H well achieved an IP24 of 340 Boe/d / 1,000' and an IP30 of 259 Boe/d / 1,000'. The 7374B-34 1H produced an IP24 of 326 Boe/d / 1,000' and an IP30 of 265 Boe/d / 1,000'. These wells have a produced a combined 246,062 Boe over their first 80 days online.

Financial Results

For the fourth quarter 2017, the Company reported net income of $12.8 million. Net loss for the fourth quarter of 2016 was $2.0 million. Adjusted EBITDAX (a non-GAAP measure) for the fourth quarter 2017 was $78.3 million, an increase of $62.3 million from the fourth quarter of 2016 and $21.8 million from the third quarter 2017. For the full year, the Company reported a net loss of $451.9 million. Adjusted EBITDAX (a non-GAAP measure) for the full year was $203.3 million, an increase of over 300% compared to 2016 adjusted EBITDAX.

For the fourth quarter 2017, the Company reported adjusted net income (a non-GAAP measure) of $20.2 million, compared to $3.9 million in fourth quarter 2016. Adjusted net income for the full year was $55.9 million. Adjusted net income (a non-GAAP measure) eliminates certain non-cash and non-recurring items such as equity-based compensation and income tax expense directly related to the IPO, non-cash mark-to-market gains or losses on derivatives, impairment expense and a one-time gain related to the recent federal tax reform legislation, further adjusted for any associated changes in estimated income tax expense.

Adjusted EBITDAX and adjusted net income (loss) are non-GAAP measures. Please reference the reconciliations to the most directly comparable GAAP measures at the end of this release.

The Company's average realized sales prices for the fourth quarter 2017, including settlement of realized oil hedges, were $49.54 per barrel of oil, $2.45 per Mcf of natural gas and $30.96 per barrel of natural gas liquids. The total oil equivalent price for the quarter was $44.15 per Boe compared to the fourth quarter 2016 total equivalent price of $39.74 per Boe and the third quarter 2017 total equivalent price of $41.70 per Boe. Additionally, LOE, including workovers, of $3.25 per Boe was 14% lower than $3.80 per Boe in the fourth quarter of 2016.

The Company's average realized sales prices for the full year, including settlement of realized oil hedges, were $48.04 per barrel of oil, $2.52 per Mcf of natural gas and $25.25 per barrel of natural gas liquids. The total oil equivalent price for the year was $42.58 per Boe compared to the full year 2016 total equivalent price of $35.57 per Boe. Additionally, LOE, including workovers, of $2.88 per Boe was 21% lower than full year 2016 of $3.65 per Boe.

On March 21, 2018, the borrowing base and lender commitments under the Company's credit facility were increased from $425 million to $540 million. Concurrently with the borrowing base redetermination, the pricing structure of the Company's credit facility was reduced by 50 basis points to reflect favorable, current market rates. Permitted hedging levels under the Company's credit facility were increased, providing the Company with the option to hedge a greater percentage of its forecasted production. The Company had an outstanding balance on its credit facility of $155 million as of December 31, 2017. As of March 21, 2018, the Company had $265 million of outstanding borrowings against its credit facility, leaving $275 million of undrawn capacity.

Capital Expenditures

Capital expenditures for drilling and completion activities were $168.5 million for the three months ended December 31, 2017, which represents capital spent to drill and complete 14 gross (13.4 net) wells. All of these wells were drilled and completed by Jagged Peak. Additionally, the Company had 16 gross (15.0 net) wells that were in various stages of being drilled or completed at December 31, 2017. Adding in capital expenditures for infrastructure of $8.1 million and leasehold acquisition costs of $12.7 million, total capital expenditures for the quarter were $189.3 million.

For the full year, the Company spent $567.6 million on drilling and completion activities and $29.9 million on infrastructure. In 2017, the Company spent $1.6 million on the acquisition of surface acreage, which is included in the infrastructure costs incurred during the year. The Company spent $69.1 million to add approximately 9,200 acres to its leasehold position, increasing the Company’s leasehold position to approximately 75,200 net acres as of December 31, 2017.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
	(in thousands)
Capital Expenditures for Oil and Gas Activities
Acquisitions
Proved properties	$—	$—	$—	$7,482
Unproved properties	12,719	15,156	69,083	47,468
Drilling & completion costs	168,498	62,135	567,555	144,786
Infrastructure costs	8,104	6,402	29,909	13,713
Exploration costs	17	10	31	1,673
Total oil and gas capital expenditures	$189,338	$83,703	$666,578	$215,122

Proved Reserves

Proved oil and gas reserves at December 31, 2017 were estimated at 82.4 MMBoe, an increase of 118% from 37.7 MMBoe at December 31, 2016. The composition of the reserves at the end of 2017 were 79% oil, 10% NGL and 11% natural gas. Proved developed reserves increased 160% to 37.7 MMBoe as of December 31, 2017, representing 46% of total proved reserves.

Jagged Peak's proved reserve estimates as of December 31, 2017 and 2016 were prepared by Ryder Scott Company, L.P. In accordance with the applicable rules of the Securities and Exchange Commission, the reference prices used to determine the reserve quantities and future cash flows were $51.34 per barrel of oil and per barrel of natural gas liquids and $2.98 per MMBtu of natural gas. After considering applicable differentials and pricing adjustments, the realized prices were $48.26 per barrel of oil, $2.59 per Mcf of natural gas and $26.69 per barrel of natural gas liquids.

	Oil (MBbls)	Gas (MMcf)	NGLs (MBbls)	Total (MBoe)
Proved Reserves as of December 31, 2016	30,406	19,519	4,036	37,695
Acquisitions of reserves	—	—	—	—
Extensions, discoveries and other additions	41,172	33,790	5,015	51,819
Revisions of previous estimates	(1,542)	3,546	(8)	(960)
Sales of reserves	—	—	—	—
Production	(4,979)	(3,601)	(617)	(6,196)
Proved Reserves as of December 31, 2017	65,057	53,254	8,426	82,358
Proved Developed Reserves as of December 31, 2017	29,325	25,495	4,166	37,739

2018 Operating Guidance

Jagged Peak's 2018 activity level seeks to balance the optimal long-term development of its assets while continuing to grow its production and cash flow and maintaining a strong balance sheet. The 2018 activity level will allow the Company to complete acquisition and interpretation of 3D seismic data and other data initiatives that will help to guide the Company as it optimizes the development of its substantial leasehold position and continues to efficiently deploy capital. The Company forecasted for potential service cost inflation of 10% to 15% over 2017.

In 2018, the Company plans to spud 40 to 45 gross operated wells and complete and bring online 42 to 46 gross operated wells. These wells will predominantly target the lower Wolfcamp A in the Company's Cochise and Whiskey River project areas. Additionally, the Company expects to participate in 6 to 9 gross non-operated wells with an average working interest of approximately 40%.

The Company is providing the following guidance for its full year 2018 activities:

•	Total capital expenditures, excluding leasehold, of $560 to $615 million

◦	$540 to $590 million budgeted for drilling and completion costs

◦	$20 to $25 million for water infrastructure costs, excluding any potential additions to surface acreage

•	Total net production of 28,000 to 31,000 Boe/d, representing an increase of more than 70% compared to 2017 average production

◦	Net oil production will represent 77% to 81% of total net production

•	LOE of $3.25 to $4.00 per Boe

•	Production and ad valorem taxes at 6.5% to 7.5% of unhedged production revenue

•	Cash general and administrative expense of $44 to $46 million
The Company expects first quarter 2018 production to range from 27,000 to 27,300, an increase of more than 10% at the mid-point compared to fourth quarter 2017 production.

Conference Call

Jagged Peak will host a conference call and webcast to discuss its fourth quarter and full year 2017 financial and operating results on Friday, March 23, 2018 at 9:00 am MDT (11:00 am EDT). The call will be webcast and accessible via the Investor Relations section of the Company’s website at www.jaggedpeakenergy.com. To join the live, interactive call, please dial 1-855-327-6837 ten minutes before the scheduled start time (international callers, dial 1-631-891-4304). A telephone replay will be available from 12:00 noon MDT (2:00 pm EDT) on Friday, March 23, 2018 through Saturday, April 14, 2018 at 10:00 pm MDT (12:00 midnight EDT). To access the replay, dial 1-844-512-2921 (international callers dial, 1-412-317-6671) and enter confirmation code 10004408. A live broadcast of the earnings conference call will also be available via the Company’s website at www.jaggedpeakenergy.com under the “Investor Relations” section of the site. A replay will also be available on the website approximately two hours after the conference call. The presentation material for this conference call will also be available on the Company’s website.

Upcoming Investor Events

Executive Vice President and Chief Financial Officer, Bob Howard, and Vice President, Finance and Corporate Planning, Ian Piper, will be participating at the 2018 Scotia Howard Weil Energy Conference on March 26-27, 2018. The presentation used for this event will be available on the Company’s website at www.jaggedpeakenergy.com.

Forward Looking Statements

This news release contains forward-looking statements within the meaning of the federal securities laws. All statements, other than historical facts, that address activities that Jagged Peak assumes, plans, expects, believes, intends or anticipates (and other similar expressions), will, should or may occur in the future are forward-looking statements. Forward-looking statements are based on management's current beliefs, based on currently available information, as to the outcome and timing of future events. Forward-looking statements in this release include, among other things, guidance estimates including all statements under the heading “2018 Capital Budget and Guidance Highlights” and “2018 Operating Guidance”; planned 3D seismic program and its ultimate impact on well performance; expected capital expenditures; drilling, completion and development expectations; expected production; expected oil price environment and service costs in 2018; and expected inventory locations. These forward-looking statements involve certain risks and uncertainties that could cause the results to differ materially from those expected by the management of Jagged Peak. General risk factors include the availability, proximity and capacity of gathering, processing and transportation facilities; the volatility and level of oil, natural gas, and NGL prices, including any impact on the Company’s asset carrying values or reserves arising from price declines; uncertainties inherent in projecting future rates of production or other results from drilling and completion activities; the imprecise nature of estimating oil and gas reserves; uncertainties inherent in projecting future drilling and completion activities, costs or results; the availability of drilling, completion, and operating equipment and services; the risks associated with the Company’s commodity price risk management strategy; impact of environmental events, governmental and other third-party responses to such events and Jagged Peak’s ability to adequately insure against such events; and other such matters discussed in the “Risk Factors” section of Jagged Peak’s 2017 Annual Report on Form 10-K, as such risk factors may be updated from time to time in the Company’s other periodic reports filed with the Securities and Exchange Commission, which can be obtained free of charge on the Securities and Exchange Commission's web site at http://www.sec.gov. The forward-looking statements contained in this release speak as of the date of this announcement. Although Jagged Peak may from time to time voluntarily update its prior forward-looking statements, it disclaims any commitment to do so except as required by applicable securities laws.

Reconciliation of Non-GAAP Financial Measures

Adjusted EBITDAX

Adjusted EBITDAX is a non-GAAP financial measure that is used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. We define Adjusted EBITDAX as net income (loss) before interest expense, net of capitalized interest, depletion, depreciation, amortization and accretion expense, impairment of oil and natural gas properties, exploration expenses, equity-based compensation expense, income taxes and net gains or losses on derivatives less net cash from derivative settlements. Certain items excluded from Adjusted EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historical costs of depreciable assets and exploration expenses, none of which are components of Adjusted EBITDAX. Our computation of Adjusted EBITDAX may not be comparable to other similarly titled measures of other companies.

Management believes Adjusted EBITDAX is useful because it allows investors to more effectively evaluate our operating performance and compare the results of our operations from period to period and against our peers without regard to financing methods or capital structure. We exclude the items listed above from net income in arriving at Adjusted EBITDAX because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book value of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDAX should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as an indicator of our operating performance.

Adjusted Net Income

Adjusted net income is a performance measure used by management to evaluate financial performance, prior to non-cash gains or losses on derivatives, impairment expense, exploratory dry hole costs, gain or loss on the sale of property, certain one-time items, such as equity-based compensation and income tax expense related to the IPO and a one-time gain related to the recent federal tax reform legislation, and the associated changes in estimated income tax. Management believes adjusted net income is useful because it may enhance investors’ ability to assess historical and future financial performance. Adjusted net income should not be considered an alternative to net income, operating income, or any other measure of financial performance presented in accordance with GAAP or as an indicator of our operating performance.

Adjusted EBITDAX Margin

Adjusted EBITDAX margin is a performance measure used by management to evaluate financial performance and profitability. The Company defines adjusted EBITDAX margin as the relevant period's adjusted EBITDAX divided by the total oil equivalent production for that same period.

About Jagged Peak Energy Inc

Jagged Peak Energy Inc is an independent oil and natural gas company focused on the acquisition and development of unconventional oil and associated liquids-rich natural gas reserves in the southern Delaware Basin, a sub-basin of the Permian Basin of West Texas.

Contacts
Robert W. Howard
Executive Vice President, Chief Financial Officer
720-215-3660
bhoward@jaggedpeakenergy.com

Ian T. Piper
Vice President, Finance and Corporate Planning
720-215-3661
ipiper@jaggedpeakenergy.com

Jagged Peak Energy Inc.
Selected Operating Highlights
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016

Production Data:
Oil (MBbls)	1,771	492	4,979	1,702
Natural gas (MMcf)	1,377	283	3,601	953
NGLs (MBbls)	211	53	617	194
Combined volumes (MBoe)	2,211	592	6,196	2,054
Daily combined volumes (Boe/d)	24,037	6,438	16,974	5,613

Average Sales Prices (before the effects of realized hedges):
Oil (per Bbl)	$53.10	$46.47	$48.56	$41.18
Natural gas (per Mcf)	2.45	2.69	2.52	2.32
NGLs (per Bbl)	30.96	19.68	25.25	15.81
Combined (per Boe)	47.00	41.65	43.00	36.68

Average Sales Prices (after the effects of realized hedges):
Oil (per Bbl)	$49.54	$44.17	$48.04	$39.84
Natural gas (per Mcf)	2.45	2.69	2.52	2.32
NGLs (per Bbl)	30.96	19.68	25.25	15.81
Combined (per Boe)	44.15	39.74	42.58	35.57

Average Operating Costs (per Boe):
Lease operating expenses	$3.25	$3.80	$2.88	$3.65
Gathering and transportation expenses	0.91	0.65	0.71	0.51
Production and ad valorem tax expenses	2.35	1.98	2.60	2.12
Depletion, depreciation, amortization and accretion	19.82	18.55	17.92	19.67
General and administrative expense (before equity-based compensation expense)	2.36	6.44	3.73	5.69

Jagged Peak Energy Inc.
Condensed Consolidated and Combined Balance Sheets
(Unaudited)

	December 31, 2017	December 31, 2016

	(in thousands)
Assets:
Cash and cash equivalents	$9,523	$11,727
Other current assets	51,540	13,739
Property and equipment, net	1,038,947	476,593
Other noncurrent assets	3,418	16,333
Total assets	$1,103,428	$518,392

Liabilities and Stockholders' / Members' Equity:
Current liabilities	$174,475	$56,421
Long-term debt	155,000	132,000
Deferred income taxes	57,943	—
Other long-term liabilities	16,665	3,859
Stockholders' / Members' equity	699,345	326,112
Total liabilities and stockholders' / members' equity	$1,103,428	$518,392

Jagged Peak Energy Inc.
Condensed Consolidated and Combined Statements of Operations
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016

	(in thousands, except per share amounts)
Revenues
Oil, natural gas and NGL sales	$103,948	$24,671	$266,424	$75,359
Other operating revenues	474	206	888	1,163
Total revenues	104,422	24,877	267,312	76,522
Operating Expenses
Lease operating expenses	7,190	2,251	17,874	7,505
Gathering and transportation expenses	2,020	384	4,424	1,046
Production and ad valorem taxes	5,204	1,172	16,120	4,345
Exploration	17	10	31	2,484
Depletion, depreciation, amortization and accretion	43,825	10,987	111,049	40,417
Impairment of unproved oil and natural gas properties	8	55	373	372
Other operating expenses	24	82	247	649
General and administrative (before equity-based compensation)	5,229	3,812	23,091	11,690
General and administrative, equity-based compensation	11,334	—	442,976	—
Total operating expenses	74,851	18,753	616,185	68,508
Income (Loss) from Operations	29,571	6,124	(348,873)	8,014
Other Income and Expense
Gain (loss) on commodity derivatives	(58,537)	(6,937)	(42,615)	(15,145)
Interest expense and other	(1,367)	(1,158)	(2,503)	(2,629)
Total other income (loss)	(59,904)	(8,095)	(45,118)	(17,774)
Income (Loss) before Income Taxes	(30,333)	(1,971)	(393,991)	(9,760)
Income tax expense (benefit)	(43,096)	—	57,943	—
Net Income (Loss)	$12,763	$(1,971)	$(451,934)	$(9,760)

Net Income (Loss) attributable to Jagged Peak Energy LLC (predecessor)	$—	$(1,971)	$(375,476)	$(9,760)
Net Income (Loss) attributable to Jagged Peak Energy Inc. Stockholders	12,763	—	(76,458)	—
Net Income (Loss)	$12,763	$(1,971)	$(451,934)	$(9,760)

Net income (loss) attributable to Jagged Peak Energy Inc. Stockholders per common share:
Basic	$0.06		$(0.36)
Diluted	$0.06		$(0.36)

Weighted-average common shares outstanding:
Basic	212,931		212,932
Diluted	213,553		212,932

Jagged Peak Energy Inc.
Consolidated and Combined Statements of Cash Flows
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016

	(in thousands)
Cash Flows from Operating Activities
Net income (loss)	$12,763	$(1,971)	$(451,934)	$(9,760)
Adjustments to reconcile to net cash provided by operating activities:
Depletion, depreciation, amortization and accretion	43,825	10,987	111,049	40,417
Management incentive unit advance	—	—	—	(14,712)
Impairment of unproved oil and natural gas properties	8	55	373	372
Exploratory dry hole costs	—	—	—	1,192
Amortization of debt issuance costs	199	96	606	260
Deferred income taxes	(43,096)	—	57,943	—
Equity-based compensation	11,334	—	442,976	—
(Gain) Loss on commodity derivatives	58,537	6,937	42,615	15,145
Net cash receipts (payments) on settled derivatives	(6,309)	(1,133)	(2,618)	(2,292)
Other	1,005	(40)	882	(160)
Change in operating assets and liabilities:
Accounts receivable and other current assets	(13,150)	(2,043)	(40,442)	(2,588)
Other assets	—	—	(3)	11
Accounts payable and accrued liabilities	8,327	2,373	17,424	4,198
Net cash provided by operating activities	73,443	15,261	178,871	32,083
Cash Flows from Investing Activities
Leasehold and acquisitions costs	(12,865)	(15,337)	(73,492)	(54,681)
Development of oil and natural gas properties	(174,383)	(54,762)	(523,559)	(139,571)
Other capital expenditures	349	(138)	(2,983)	(1,969)
Proceeds from sale of oil and natural gas properties	—	796	—	796
Net cash used in investing activities	(186,899)	(69,441)	(600,034)	(195,425)
Cash Flows from Financing Activities
Proceeds from issuance of common stock in IPO, net of underwriting fees	—	—	401,625	—
Proceeds from common units issued	—	20,000	—	51,542
Proceeds from senior secured revolving credit facility	120,000	42,000	165,000	112,000
Repayment of senior secured revolving credit facility	—	—	(142,000)	—
Debt issuance costs	(921)	(190)	(2,362)	(1,220)
Costs related to initial public offering	—	(1,323)	(3,216)	(1,418)
Employee tax withholding for settlement of equity compensation awards	—	—	(88)	—
Net cash provided by financing activities	119,079	60,487	418,959	160,904
Net Change in Cash and Cash Equivalents	5,623	6,307	(2,204)	(2,438)
Cash and Cash Equivalents, Beginning of Period	3,900	5,420	11,727	14,165
Cash and Cash Equivalents, End of Period	$9,523	$11,727	$9,523	$11,727

Jagged Peak Energy Inc.
Commodity Hedges

The Company hedges its oil production to reduce cash flow volatility and to support funding of its capital expenditure program. For the first quarter 2018, 15,597 Bbl/d of oil are hedged at an average WTI price of $52.43 per barrel. For full year 2018, 15,793 Bbl/d of oil are hedged at an average WTI price of $52.94 per barrel. In addition, for 2018, the Company has hedges in place for 5,611,000 barrels of oil to hedge the price differential between the Cushing and Midland oil prices at an average of $(0.98) per barrel.

As of March 16, 2018, the Company had the following commodity hedges in place for future production:

Production Period	Volumes	Weighted Average Price
	(Bbls)	($/Bbl)
Oil Swaps:
First quarter 2018	1,403,750	$52.43
Second quarter 2018	1,412,000	$52.69
Third quarter 2018	1,481,200	$53.14
Fourth quarter 2018	1,467,400	$53.45
Full Year 2018	5,764,350	$52.94
Full Year 2019	2,372,500	$51.89
Oil Basis Swaps:
Full Year 2018	5,611,000	$(0.98)
Full Year 2019	2,920,000	$(1.10)

Jagged Peak Energy Inc.
Reconciliation of Adjusted Net Income, Adjusted EBITDAX and Adjusted EBITDAX Margin
(Unaudited)

The following tables provide reconciliations of the GAAP financial measure of Net Income (Loss) to the non-GAAP financial measures of Adjusted Net Income (Loss) and Adjusted EBITDAX. A description of the reconciliations is included in the section titled “Reconciliation of Non-GAAP Financial Measures.”

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016

	(in thousands)
Adjusted Net Income (Loss)
Net income (loss)	$12,763	$(1,971)	$(451,934)	$(9,760)
Adjustments to reconcile to adjusted net income
Impairment of unproved oil and natural gas properties	8	55	373	372
Exploratory dry hole costs	—	—	—	1,192
(Gain) loss on commodity derivatives, net, less net cash from derivative settlements	52,228	5,804	39,997	12,853
Equity-based compensation expense related to allocated management incentive units (1)	9,435	—	438,401	—
Deferred income tax expense recorded in connection with the Company's initial public offering	1,598	—	80,704	—
Income tax effect for the above items	(18,527)	—	(14,347)	—
Impact of reduction in Federal statutory rate	(37,282)	—	(37,282)	—
Adjusted net income (loss)	$20,223	$3,888	$55,912	$4,657

Adjusted net income (loss) per basic common share	$0.09		$0.26
Adjusted net income (loss) per diluted common share	$0.09		$0.26

Basic common shares	212,931		212,932
Diluted common shares	213,552		212,979

Adjusted EBITDAX
Net income (loss)	$12,763	$(1,971)	$(451,934)	$(9,760)
Adjustments to reconcile to adjusted EBITDAX
Interest expense, net of capitalized	1,251	1,158	2,861	2,629
Income tax expense (benefit)	(43,096)	—	57,943	—
Depletion, depreciation, amortization and accretion	43,825	10,987	111,049	40,417
Impairment of unproved oil and natural gas properties	8	55	373	372
Exploration expenses	17	10	31	2,484
(Gain) loss on commodity derivatives, net, less net cash from derivative settlements	52,228	5,804	39,997	12,853
Equity-based compensation expense (2)	11,334	—	442,976	—
Adjusted EBITDAX	$78,330	$16,043	$203,296	$48,995

Total production (MBoe)	2,211	592	6,196	2,054
Adjusted EBITDAX margin (3)	$35.43	$27.10	$32.81	$23.85
(1) In connection with the IPO, management incentive units were converted to common stock. A portion of this common stock was transferred to JPE Management Holdings LLC and became subject to the terms and conditions of the amended and restated JPE Management Holdings LLC limited liability company agreement (the “Holdco Agreement”). The compensation expense related to these shares has primarily been recognized ratably as they have vested according to the terms of the Holdco Agreement. Only compensation expense related to management incentive units allocated at the time of the IPO is excluded from the calculation of adjusted net income.

(2) Equity-based compensation expense for the fourth quarter 2017 includes $9.8 million related to management incentive units that converted to common stock in connection with the IPO and $1.5 million related to equity awards issued under the Company's long-term incentive plan.
(3) Adjusted EBITDAX margin is calculated as Adjusted EBITDAX divided by total production, expressed as adjusted EBITDAX per Boe.